EXHIBIT INDEX

EXHIBIT A:
  Attachment to item 77B:
  Accountants report on internal control

EXHIBIT B:
  Attachment to item 77C:
  Submission of matters to a vote of Security holders.
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EXHIBIT A:

                                 Ernst & Young LLP
                                 Two Commerce Square
                                 Suite 4000
                                 2001 Market Street
                                 Philadelphia, Pennsylvania  19103-7096


Report of Independent Auditors

To the Shareholders and Board of Trustees
Sage Life Investment Trust

In planning and performing our audit of the financial statements of Sage Life Investment Trust (the "Trust") for the year ended December 31, 2001, we considered its internal control, including control activities for safeguarding securities, in order to determine our auditing procedures for the purpose of expressing our opinion on the financial statements and to comply with the requirements of Form N-SAR, not to provide assurance on internal control.

The management of the Trust is responsible for establishing and maintaining internal control. In fulfilling this responsibility, estimates and judgments by management are required to assess the expected benefits and related costs of controls. Generally, controls that are relevant to an audit pertain to the entity's objective of preparing financial statements for external purposes that are fairly presented in conformity with generally accepted accounting principles. Those controls include the safeguarding of assets against unauthorized acquisition, use or disposition.

Because of inherent limitations in any internal control, error or fraud may occur and not be detected. Also, projection of any evaluation of internal control to future periods is subject to the risk that it may become inadequate because of changes in conditions or that the effectiveness of the design and operation may deteriorate.

Our consideration of internal control would not necessarily disclose all matters in internal control that might be material weaknesses under standards established by the American Institute of Certified Public Accountants. A material weakness is a condition in which the design or operation of one or more of the internal control components does not reduce to a relatively low level the risk that misstatements caused by error or fraud in amounts that would be material in relation to the financial statements being audited may occur and not be detected within a timely period by employees in the normal course of performing their assigned functions. However, we noted no matters involving internal control and its operation, including controls for safeguarding securities that we consider to be material weaknesses as defined above at December 31, 2001.

This report is intended solely for the information and use of the Board of Trustees and management of the Trust and the Securities and Exchange Commission and is not intended to be and should not be used by anyone other than these specified parties.

Ernst & Young LLP
Philadelphia, Pennsylvania
February 8, 2002



EXHIBIT B:
The Special Meeting of Shareholders was held on August 17, 2002.

The matter voted upon was the Approval of a new Sub-Advisory
Agreement with Conning Asset Management Company.

The number of affirmative votes was 7,316,259.681 and the number of votes abstained was 127,095.769.